Exhibit 16.1

                                                                    John J. Geib
                              Chartered Accountant
                           Southcenter Executive Tower
                         405, 11012 Macloed Trail South
                            Calgary, Alberta T2J 6A5

                                November 5, 2004


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


Re: Sunrise Real Estate Development Group, Inc.

Dear Sirs:

         I have been furnished a copy of the Form 8-K dated November 3, 2004 of Sunrise Real Estate Development Group, Inc., my former client, to be filed with the Commission. I agree with the statements made in response to Item 4 of such report in so far as the statements relate to my firm, John J. Geib, Chartered Accountant.

Very truly yours,

/s/ John J. Geib
------------------------
John J. Geib, Chartered Accountant